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                                                                    EXHIBIT 21.1

Advanced Management,Incorporated,incorporated under the laws of Virginia.

Fairfax Communications Ltd.,a private Limted Company organized under the laws of England.

Integrated Systems Control,Inc.,incorporated under the laws of Virginia.

RF Microsystems,Inc.,incorporated under the laws of California.